Boxlight Announces Shareholder Approval to Increase Authorized Shares of Class A Common Stock
Duluth, GA – July 28, 2026 – Boxlight Corporation (Nasdaq: BOXL), a leading provider of integrated education technology solutions, today announced that shareholders approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of its Class A common stock to 55,000,000 at the Company’s reconvened Annual Meeting of Shareholders held on July 23, 2026.
The proposal was approved by shareholders following the Company’s Annual Meeting and related proxy materials previously filed with the U.S. Securities and Exchange Commission.
“The approval of this amendment provides Boxlight with additional corporate flexibility to support our long-term strategic objectives,” said Ryan Zeek, Chief Financial Officer of Boxlight. “We appreciate the confidence and support of our shareholders as we continue executing our strategy to strengthen the business, drive innovation, and create long-term value.”
The amendment increases the number of authorized shares of the Company’s Class A common stock from its previous authorized amount to 55,000,000 shares. The increase provides the Company with additional flexibility for future corporate purposes, subject to applicable law, Nasdaq listing requirements, and Board approval.
The Company expects to report the final voting results for the proposal in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of education technology solutions through its award-winning Clevertouch®, FrontRow™, Mimio®, and Boxlight brands. The company develops, sells, and supports a portfolio of instructional software, interactive displays, classroom audio, campus communication, emergency notification, digital signage, and professional services designed to improve engagement, communication, collaboration, and safety in learning environments worldwide.
For more information about Boxlight and its solutions, visit www.boxlight.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s future strategic objectives, flexibility, growth opportunities, and shareholder value. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for a discussion of these and other risk factors.
Investor Relations
investor.relations@boxlight.com
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